SCHEDULE 14A
                                (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|
Check the appropriate box:
|_|    Preliminary Proxy Statement         |_| Confidential, for Use of the
                                               Commission Only (as permitted by
|X|    Definitive Proxy Statement              Rule 14a-6(e)(2))
|_|    Definitive Additional Materials
|_|    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         MERIDIAN SPORTS INCORPORATED
- - - -------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

- - - -------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
   |X| $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(l), or 14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
   |_| $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
   |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   (1)  Title of each class of securities to which transaction applies:
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   (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
        (Set forth the amount on which the filing fee is calculated and state how it was determined):
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   |_|  Check box if any part of the fee is offset as provided by Exchange Act
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


                             [MERIDIAN LETTERHEAD]



May 9, 1996



To Our Stockholders:

         You are cordially invited to attend the 1996 Annual Meeting of Stockholders of Meridian Sports Incorporated to be held at the Mellon Bank Building, 8 Loockerman Square, Dover, Delaware, on Friday, June 7, 1996 at 11:00 a.m. local time.

         The business of the meeting will be to elect directors and to ratify the selection of independent auditors for 1996. Information on each of these matters can be found in the accompanying Proxy Statement.

         While stockholders may exercise their right to vote their shares in person, we recognize that many stockholders may not be able to attend the Annual Meeting. Accordingly, we have enclosed a proxy which will enable you to vote your shares on the issues to be considered at the Annual Meeting even if you are unable to attend. If you desire to vote in accordance with management's recommendations, you need only sign, date and return the proxy in the enclosed postage-paid envelope to record your vote. Otherwise, please mark the proxy to indicate your vote; date and sign the proxy; and return it in the enclosed postage-paid envelope as soon as conveniently possible.


Sincerely,

/s/ George Napier

                         MERIDIAN SPORTS INCORPORATED
                              625 MADISON AVENUE
                           NEW YORK, NEW YORK 10022

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of
Meridian Sports Incorporated:

         Notice is hereby given that the Annual Meeting of Stockholders of Meridian Sports Incorporated, a Delaware corporation (the "Company"), will be held on the 7th day of June 1996 at 11:00 a.m., local time, at the Mellon Bank Building, 8 Loockerman Square, Dover, Delaware, for the following purposes:

          1. To reelect all of the members of the Company's Board of Directors to serve until the Company's next Annual Meeting and until such directors' successors are duly elected and shall have qualified.

          2. To ratify the selection of Ernst & Young LLP as the Company's indepen- dent auditors for 1996.

          3. To transact all such other business as may properly come before the Annual Meeting or at any adjournments or postponements thereof.

         A Proxy Statement describing the matters to be considered at the Annual Meeting is attached to this notice. Only stockholders of record at the close of business on May 7, 1996 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof. A list of stockholders entitled to vote at the Annual Meeting will be located at the offices of the CSC Networks at 32 Loockerman Square, Suite 203, Dover, Delaware, at least ten days prior to the Annual Meeting and will also be available for inspection at the Annual Meeting.

         To ensure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed prepaid envelope, whether or not you plan to attend the Annual Meeting. Since proxies may be revoked at any time, any stockholder attending the Annual Meeting may vote in person even if that stockholder has returned a proxy.

                                            By Order of the Board of Directors

                                            Meridian Sports Incorporated

MAY 9, 1996

                PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING
                 PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.
                  THIS WILL ENSURE THAT YOUR SHARES ARE VOTED
                        IN ACCORDANCE WITH YOUR WISHES.

                         MERIDIAN SPORTS INCORPORATED

                     ------------------------------------

                                PROXY STATEMENT
                        ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 7, 1996

                     ------------------------------------


         This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors (the "Board of Directors") of Meridian Sports Incorporated, a Delaware corporation (the "Company"), of proxies to be voted at the 1996 Annual Meeting of Stockholders to be held on the 7th day of June 1996 at 11:00 a.m., local time, at the Mellon Bank Building, 8 Loockerman Square, Dover, Delaware, and at any adjournments or postponements thereof (the "Annual Meeting"). This Proxy Statement and the enclosed proxy are first being sent to stockholders on or about May 9, 1996.

         At the Annual Meeting, the Company's stockholders will be asked (1) to reelect the following persons as Directors of the Company until the Company's next annual meeting and until such Directors' successors are duly elected and shall have qualified: Ronald O. Perelman, George Napier, J. Eric Hanson, Jerry W. Levin, John P. Murray, Jr., Martin D. Payson and Bruce Slovin; (2) to ratify the selection of Ernst & Young LLP as the Company's independent auditors for 1996; and (3) to transact such other business as may properly come before the Annual Meeting or at any adjournments or postponements thereof.

         The principal executive offices of the Company are located at 625 Madison Avenue, New York, New York 10022 and the telephone number is 212-527-4413.

SOLICITATION AND VOTING OF PROXIES; REVOCATION

         All proxies duly executed and received by the Company will be voted on all matters presented at the Annual Meeting in accordance with the instructions given therein by the person executing such proxy or, in the absence of such instructions, will be voted FOR the election to the Board of Directors of the seven nominees for Director identified in this Proxy Statement and the ratification of Ernst & Young LLP as the Company's auditors. The submission of a signed proxy will not affect a stockholders right to attend or vote in person at the Annual Meeting of stockholders. Any stockholder may revoke his proxy at any time before it is voted by written notice to such effect received by the Company at 625 Madison Avenue, New York, New York 10022, Attention: Secretary, by delivery of a subsequently dated proxy or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).

         The accompanying form of proxy is being solicited on behalf of the Board of Directors. The solicitation of proxies may be made by mail and may also be made by personal interview, telephone and facsimile transmission, and by directors, officers and regular employees of the Company without special compensation therefor. The Company will bear the costs incurred in connection with the solicitation of proxies and expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners.

RECORD DATE; OUTSTANDING SHARES; VOTING AT THE ANNUAL MEETING

         Only holders of record of the Company's common stock, par value $0.01 (the "Common Stock"), at the close of business on May 7, 1996 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting. On that date, there were issued and outstanding 8,000,000 shares of Common Stock, each of which is entitled to one vote. Of that total, 5,200,000 shares (or 65%) were owned by Meridian Sports Holdings Incorporated ("Meridian Holdings"), an indirect wholly owned subsidiary of MacAndrews & Forbes Holdings Inc. ("MacAndrews Holdings"), a corporation wholly owned through Mafco Holdings Inc. ("Mafco" and together with MacAndrews Holdings, "MacAndrews & Forbes") by Ronald O. Perelman, Chairman of the Board of Directors of the Company. Meridian Holdings has informed the Company that it will vote FOR the election of the nominees to the Board of Directors identified herein and vote FOR the ratification of the selection of Ernst & Young LLP as the Company's independent auditors for 1996. Accordingly, the affirmative vote of Meridian Holdings is sufficient, without the concurring vote of any other stockholder of the Company, to approve and adopt each of the proposals to be considered at the Annual Meeting.


                      PROPOSAL 1 - ELECTION OF DIRECTORS

         All of the Company's Directors will be elected at the Annual Meeting to serve until the next succeeding Annual Meeting of stockholders and until their successors are duly elected and shall have qualified. All of the nominees listed herein are currently members of the Board of Directors and, except as herein stated, the proxies solicited hereby will be voted FOR the election of the nominees listed herein. All nominees, if elected, are expected to serve until the next succeeding Annual Meeting. Directors of the Company will be elected by a plurality vote of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting. Under applicable Delaware law, in tabulating the vote, abstentions from voting on the election of Directors (including broker non-votes) will be disregarded and have no effect on the outcome of the vote.

         The Board of Directors has been informed that all persons listed below are willing to serve as Directors, but if any of them should decline or be unable to act as a Director, the individuals named in the proxies will vote for the election of such other person or persons as they, in their discretion, may choose. The Board of Directors has no reason to believe that any such nominees will be unable or unwilling to serve.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED HEREIN FOR DIRECTOR.


NOMINEES FOR ELECTION AS DIRECTORS

         The name, age (as of April 1, 1996), principal occupation for the last five years, selected biographical information and period of service as a Director of the Company of each Director are set forth hereafter.

         RONALD O. PERELMAN (53) has been Chairman of the Board of Directors and a Director of the Company since its formation in 1994 and has been Chairman of the Board of Directors and Chief Executive Officer of MacAndrews & Forbes, a diversified holding company, for more than the past five years. Mr. Perelman also is Chairman of the Board of Directors of Andrews Group Incorporated, Consolidated Cigar Corporation, Mafco Consolidated Group Inc., Mafco Worldwide Corporation, Marvel Entertainment Group, Inc., New World Communications Group Incorporated, Power Control Technologies Inc. and Toy Biz, Inc.; and Mr. Perelman is the Chairman of the Executive Committee of the Boards of Revlon, Inc. and Revlon Consumer Products Corporation. Mr. Perelman is also a Director of the following corporations which file reports pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"): Andrews Group Incorporated, The Coleman Company, Inc., Coleman Holdings Inc., Coleman Worldwide Corporation, Consolidated Cigar Corporation, First Nationwide Bank, A Federal Savings Bank, First Nationwide Holdings Inc., Mafco Consolidated Group Inc., Mafco Worldwide Corporation, Marvel Entertainment Group, Inc., Marvel Holdings Inc., Marvel (Parent) Holdings Inc., Marvel III Holdings Inc., New World Communications Group Incorporated, NWCG Holdings Corporation, New World Television Incorporated, Power Control Technologies Inc., Revlon, Inc., Revlon Consumer Products Corporation, Revlon Worldwide Corporation and Toy Biz, Inc.

         GEORGE NAPIER (43) has been President, Chief Executive Officer and a Director of the Company since its formation in 1994 and its predecessor company since May 1992. Prior to joining the Company, he held various positions at Wilson Sporting Goods Company, a sporting goods company, for nine years, including Chief Operating Officer of Wilson Sporting Goods Company, President of Wilson USA, and President of Wilson International.
Mr. Napier is a Director of Stroheim & Romann, Inc.

         J. ERIC HANSON (49) has been a Director of the Company since its formation in 1994 and has been Senior Vice President of MacAndrews & Forbes, a diversified holding company, since 1994 and was Vice President of MacAndrews & Forbes from 1993 to 1994. He was President of Edina Group Inc., a private investment firm, from 1992 to 1993 and prior to 1992 he served in various positions, culminating in his appointment as Chief Execu-tive Officer of Ground Round Restaurants Inc. Mr. Hanson is also a Director of Power Control Technologies Inc., which files reports pursuant to the Exchange Act.

         JERRY W. LEVIN (51) has been a Director of the Company since its formation in 1994 and has been Chairman of the Boards of Revlon, Inc. and of Revlon Consumer Products Corporation, cosmetics, skin care, fragrance, personal care and professional products companies, since November 1995, and Chief Executive Officer and a Director of Revlon, Inc. and of Revlon Consumer Products Corporation since their respective formations in 1992. Mr. Levin has been Executive Vice President of MacAndrews & Forbes since March 1989. Prior to joining MacAndrews & Forbes, for 15 years he held various senior executive positions with The Pillsbury Company. Mr. Levin is a Director of the following corporations which file reports pursuant to the Exchange Act: The Coleman Company, Coleman Holdings Inc., Coleman Worldwide Corporation, Revlon, Inc., Revlon Consumer Products Corporation, Revlon Worldwide Corporation, Apogee Enterprises Inc., First Bank System, Inc. and Ecolab, Inc.

         JOHN P. MURRAY, JR. (67) has been a Director of the Company since November 1994 and was Chairman of the Board and Chief Executive Officer of Wilson Sporting Goods Company, a sporting goods company, from 1985 until 1989 when he retired. Mr. Murray is the founder and a Director of the Murray Foundation for Eye Research.

         MARTIN D. PAYSON (60) has been a Director of the Company since November 1994. He was Vice Chairman and a Director of Time Warner Inc., an entertainment company, from 1990 through 1992 when he retired. Prior to 1990, Mr. Payson was a member of the office of the President and General Counsel of Warner Communications Inc. Mr. Payson also is a Director of Renaissance Communications Corporation, which files reports pursuant to the Exchange Act, and Ithaca Holdings, Inc.

         BRUCE SLOVIN (59) has been a Director of the Company since its formation in 1994 and has been President of MacAndrews & Forbes, a diversified holding company, and various of its affiliates for more than the past five years. Mr. Slovin is a Director of the following corporations which file reports pursuant to the Exchange Act: Andrews Group Incorporated, The Coleman Company, Inc., Coleman Holdings Inc., Coleman Worldwide Corporation, Continental Health Affiliates, Inc., Infutech, Inc., Cantel Industries, Inc. and Power Control Technologies Inc.

BOARD OF DIRECTORS AND ITS COMMITTEES

         The Board of Directors has an Executive Committee, an Audit Committee and a Management Compensation and Stock Option Committee.

         The Executive Committee consists of Messrs. Perelman, Napier and Slovin. The Executive Committee may exercise all of the powers and authority of the Board of Directors, except as otherwise provided under the Delaware General Corporation Law. The Audit Committee, consisting of Messrs. Murray and Payson, makes recommendations to the Board of Directors regarding the engagement of the Company's independent auditors, reviews the plan, scope and results of the audit, reviews with the auditors and management the Company's policies and procedures with respect to internal accounting and financial controls and reviews changes in accounting policy and the scope of the non-audit services which may be performed by the Company's independent auditors. The Management Compensation and Stock Option Committee, consisting of Messrs. Levin and Slovin, makes recommendations to the Board of Directors regarding compensation, benefits and incentive arrangements for officers and other key managerial employees of the Company. The Management Compensation and Stock Option Committee may consider and recommend awards of options to purchase shares of Common Stock pursuant to the Company's 1994 Stock Option Plan.

         The Company was formed in 1994 in connection with the initial public offering. During 1995, the Board of Directors acted once by unanimous written consent and held seven meetings; to date, in 1996, the Board of Directors has held two meetings. During 1995, the Executive Committee acted eight times by unanimous written consent in 1995, and, to date, in 1996 has acted once by unanimous written consent. The Management Compensation and Stock Option Committee acted once by unanimous written consent in 1995. The Audit Committee was first formed in 1995 and held two meetings in 1995, and, to date, in 1996 has held one meeting.

COMPENSATION OF DIRECTORS

         Directors who are not currently receiving compensation as officers or employees of the Company or any of its affiliates are paid an annual $25,000 retainer fee, payable in monthly installments, plus reasonable out-of-pocket expenses and a fee of $1,000 for each meeting of the Board of Directors or any committee thereof they attend.

EXECUTIVE OFFICERS

         The following table sets forth as of the date hereof the executive officers of the Company.

NAME                                       POSITION
- - - ----                                       --------
Ronald O. Perelman        Chairman of the Board and Director
George Napier             President, Chief Executive Officer and Director
Mark L. Wilson            Executive Vice President, Chief Financial Officer and
                          Treasurer
Thomas E. Kohut           Vice President and Controller
F. Douglas Fonte          President, Boston Whaler, Inc.
James W. Hoag             President, MasterCraft Boat Company
Gary J. Keller            President, Soniform, Inc.
Barry T. Tait             President, O'Brien International, Inc.

         For biographical information about Messrs. Perelman and Napier, see "Nominees for Election as Directors."

         Mr. Wilson (39) has been Executive Vice President, Chief Financial Officer and Treasurer since September 1992. From 1987 to 1992, he was Vice President and Controller of MacAndrews & Forbes, a diversified holding company. Mr. Wilson has served in various positions at MacAndrews & Forbes, including Assistant Treasurer, since 1984.

         Mr. Kohut (33) has been Vice President and Controller since September 1993. Since 1987 he has served in various positions at MacAndrews & Forbes, a diversified holding company, including Assistant Vice President and Assistant Controller from 1991 to 1993.

         Mr. Fonte (56) has been President of Boston Whaler, Inc. ("Boston Whaler") since February 1994. From September 1991 to January 1994, he was President of Sports Tactics International, Inc., a sports consulting company, and prior thereto for ten years he was an executive with GenCorp, Inc., a developer and manufacturer of propulsion and related de- fense products and services, including serving as President of the Penn Racquet Sports Company for seven years.

         Mr. Hoag (57) has been President of MasterCraft Boat Company ("Master Craft") since February 1996. Prior to joining MasterCraft, Mr. Hoag had been retired since 1994. From 1976 to 1994, he served in various capacities at the US Marine Division of Brunswick Corporation (Bayliner), including President from 1989.

         Mr. Keller (44) has been President of Soniform, Inc. ("Soniform") since 1989. Since 1982, he has served in various positions at Soniform, including Vice President.

         Mr. Tait (51) has been President of O'Brien International, Inc. ("O'Brien") since early 1996. Prior to joining O'Brien, Mr. Tait served as President and Chief Executive Officer of ICEX, Inc., a developer and manufacturer of hockey stick products, from 1993 to 1995. From 1989 to 1993, he was President, Canada and Latin America of Wilson Sporting Goods Company, a sporting goods company.


EXECUTIVE COMPENSATION

         The compensation paid by the Company for services during the years ended December 31, 1994 and December 31, 1995 to its Chief Executive Officer and each of the Company's four most highly compensated executive officers was as follows:

                                     SUMMARY COMPENSATION TABLE

                                                                                     LONG
                                                                                     TERM
                                                                                   COMPEN-
                                                                                    SATION
                                          ANNUAL COMPENSATION                       AWARDS
                        ---------------------------------------------------------------------------------------
                                                                       Other
                                                                      Annual       Options/      All Other
Name and Principal                                                   Compensa-       SARs        Compensa-
 Position                 Year       Salary($)(a)   Bonus($)(b)     tion($)(c)       (#)         tion($)(d)
 --------                 ----       ------------   -----------     ----------       ---         ----------
George Napier -           1995    $  440,000        $         0        $19,108            0         $38,143
President and Chief       1994       370,000            278,735         25,313       59,250          12,745
Executive Officer

Mark L. Wilson -          1995       325,000                  0         24,929            0          12,043
Executive Vice            1994       280,000            167,195         14,638       38,000          11,064
President and Chief
Financial Officer

F. Douglas Fonte -        1995       195,000                  0         11,400            0           9,947
President, Boston         1994       156,000(e)         155,867         12,317       17,000          53,168
Whaler

James M. Weber -          1995       174,500                  0         10,008            0           4,881
President, O'Brien(f)     1994       162,000            113,562          7,492       10,000           4,836

Russell Kelley -          1995       161,827            149,000          3,300            0          66,055
President, Skeeter
Products, Inc.(g)


(a)  Includes salary paid or accrued during years indicated.

(b) Includes bonus accrued during the applicable year. Mr. Kelley's amount includes a $50,000 signing bonus paid during 1995.

(c) Includes automobile allowances and, for Mr. Fonte, $3,000 and $4,800 of imputed interest in 1995 and 1994, respectively, on a $75,000 non-interest bearing loan from the Company, assuming an 8% and 7%, respectively, average interest rate. Such loan was made to Mr. Fonte in connection with his relocation and was repaid in July 1995.

(d) The amount reported for 1995 includes payments made for life insurance premiums ($2,693 for Mr. Napier; $2,123 for Mr. Wilson); matching contributions by the Company under the Company's 401(k) plan ($4,500 for Mr. Napier; $4,500 for Mr. Wilson; $7,392 for Mr. Fonte; $3,083 for Mr. Weber); memberships and dues, professional fees and relocation assistance payments ($30,950 for Mr. Napier; $5,420 for Mr. Wilson; $2,555 for Mr. Fonte; $1,798 for Mr. Weber; and $66,055 for Mr. Kelley).

(e)  Mr. Fonte commenced employment with the Company in February 1994.

(f) As of January 1996, Mr. Weber ceased to be an executive officer of the Company.

(g) Mr. Kelley commenced employment with the Company in January 1995 and, as of January 1996, in connection with the Company's sale (the "Skeeter Sale") of Skeeter Products Inc. ("Skeeter"), Mr. Kelley ceased to be an executive officer of the Company.

                    AGGREGATED OPTION/SAR EXERCISES IN 1995
                      AND YEAR END 1995 OPTION/SAR VALUES

         The following chart shows, for 1995, the number of stock options exercised and the 1995 year-end value of the options held by the executive officers named in the Summary Compensation Table:

                                                                  Number of
                                                                 Securities                 Value of
                                                                 Underlying                Unexercised
                                                                 Unexercised              In-the-Money
                                                               Options/SARs at           Options/SARs at
                           Shares                                Year End(#)             Year End ($)(b)
                         Acquired on            Value           Exercisable/              Exercisable/
Name(a)                  Exercise(#)         Realized($)        Unexercisable             Unexercisable
- - - ------                   ----------          ----------         -------------             -------------
George Napier                 0                  $0                14,813/                      $0
                                                                   44,437                        0

Mark L. Wilson                0                   0                 9,500/                       0
                                                                   28,500                        0

F. Douglas Fonte              0                   0                 4,250/                       0
                                                                   12,750                        0

James M. Weber                0                   0                 2,500/                       0
                                                                    7,500                        0


(a) Mr. Kelly did not hold any stock options as of the end of the 1995 fiscal year.

(b) Calculated using actual December 29, 1995 closing price per common share on the Nasdaq National Market of $5 1/8.

              MANAGEMENT COMPENSATION AND STOCK OPTION COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

         The Management Compensation and Stock Option Committee of the Board of Directors (the "Committee") is comprised of Messrs. Levin and Slovin, neither of whom is an officer of the Company. The Committee's duties include determination of the Company's compensation and benefit policies and practices for executive officers and key managerial employees. In accordance with rules established by the Securities and Exchange Commission (the "SEC"), the Company is required to provide certain data and information in regard to the compensation provided to the Company's Chief Executive Officer and the four other most highly compensated executive officers. The Committee has prepared the following report for inclusion in this Proxy Statement.

Compensation Policies

         The Company's current compensation arrangements for senior executives are designed to incentivize and reward management for creating enterprise value. To encourage the achievement of short to middle term objectives, the compensation program for officers emphasizes a base salary with an annual bonus opportunity dependent on achieving aggressive operating performance levels in its subsidiaries and for the Company. For the year ended December 31, 1995, the subsidiaries, as well as the Company, each had "minimum", "target", and "stretch" operating income goals. Consistent with the philosophy of creating enterprise value and setting aggressive operating performance levels for each of the subsidiaries, as well as the Company, the "target" operating income goals were significantly higher than prior year actual performance. No bonuses were paid under the Executive Bonus Plan in 1995, other than to executives of Skeeter, which achieved its performance targets.

         In connection with the initial public offering, the Company also adopted the 1994 Stock Option Plan to encourage management to participate in the equity of the business and provide rewards for the success of the business in building stockholder value over the long term. Options granted under the 1994 Stock Option Plan vest in equal installments over four years to ensure that management balances its short term and long term objectives. The use of stock options also provides a long term incentive for executives and key management officers to remain in the Company's employ.

         The Committee believes that the Company's senior management have, as a group, faced several difficult challenges during 1995 and achieved mixed results relative to agreed targets. The restructuring of the Company's WetJet business and the related overhaul of the MasterCraft/WetJet management team was the most notable challenge. In addition, Boston Whaler, O'Brien, Skeeter and Soniform faced manufacturing efficiency issues and, in the case of Boston Whaler and Soniform, revenue challenges. Notwithstanding the hard work and dedication demonstrated by the Company's senior management in meeting these challenges, with the exception of Skeeter, all of the Company's subsidiaries fell short of their 1995 minimum operating income goals.

Compensation of Chief Executive Officer

         The employment agreement with the Company's President and Chief Executive Officer was entered into in July 1994 prior to the initial public offering. The Company's recent history of net losses required new direction, leadership and commitment to restructuring, consolidating and expanding the business. The compensation for the Chief Executive Officer was established, consistent with these needs and the Company's emphasis on rewarding the achievement of aggressive performance levels which are established consistent with industry market conditions and growth objectives of the Company. In 1995, the Company fell short of its 1995 minimum operating income goal. Accordingly, the Chief Executive Officer did not receive a bonus.


LIMIT ON DEDUCTIBILITY OF COMPENSATION

         The Omnibus Budget Reconciliation Act of 1993 ("OBRA") limits the tax deductibility of compensation paid to the chief executive officer and each of the four highest paid employees of public companies to $1 million for fiscal years beginning on or after January 1, 1994. Certain types of compensation, however, including qualifying performance-based compensation and compensation arrangements entered into prior to February 17, 1993 are excluded from the limitation. The Company's general policy is to preserve the tax deductibility of compensation paid to its executive officers. OBRA recognizes stock option plans as performance-based if such plans meet certain requirements. The Company's 1994 Stock Option Plan and Executive Bonus Plan are structured to meet the requirements of OBRA. In future years, the Management Compensation and Stock Option Committee will consider taking such steps as it deems necessary to qualify compensation so as not to be subject to the limit on deductibility.

                                           The Management Compensation and
                                           Stock Option Committee

                                           Jerry W. Levin
                                           Bruce Slovin

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Management Compensation and Stock Option Committee consists of Messrs. Levin and Slovin.


EMPLOYMENT ARRANGEMENTS

         The Company has an employment agreement with Mr. Napier which provides for his employment as President and Chief Executive Officer of the Company through December 31, 1997 at an annual salary of $440,000, subject to discretionary increases. At any time on or after December 31, 1996, the Company may give written notice of non-renewal of the employment term. In the event the Company gives such notice, the term will be extended until 18 months after the last day of the month in which such notice is given. From and after January 1, 1998, unless the Company gives written notice of non-renewal, the employment term is automatically extended day-by-day. Mr. Napier is also eligible to participate in the Company's Executive Bonus Plan and 1994 Stock Option Plan. If Mr. Napier's employment is terminated other than for "cause", he is entitled to receive for the greater of the balance of the employment term or 18 months, continued payment of base salary, continued provision of benefits, the pro rata portion of the annual bonus, if any, for the year in which he is terminated and accelerated vesting of his stock options.

         The Company has an employment agreement with Mr. Wilson which provides for Mr. Wilson to be employed through December 31, 1997 at a base salary of $325,000, subject to discretionary increases. At any time after December 31, 1996, the Company may give written notice of non-renewal of the employment term. In the event the Company gives such notice, the term will be extended 18 months after the last day of the month in which such notice is given. From and after January 1, 1998, unless the Company gives written notice of non-renewal, the employment term is automatically extended day-by-day. Mr. Wilson is also eligible to participate in the Company's Executive Bonus Plan and 1994 Stock Option Plan. If Mr. Wilson's employment is terminated other than for "cause", he is entitled to receive for the greater of the balance of the employment term or 18 months, continued payment of base salary, continued provision of benefits, the pro rata portion of the annual bonus, if any, for the year in which he is terminated and accelerated vesting of his stock options.

         The Company has an employment agreement with Mr. Fonte which provides for Mr. Fonte to be employed through December 31, 1996 at a base salary of $195,000, subject to discretionary increases. Mr. Fonte is also eligible to participate in the Company's Executive Bonus Plan and 1994 Stock Option Plan. The employment agreement will be automatically renewed for an additional year each December 31 unless 60 days notice of non-renewal is delivered by either party. If Mr. Fonte's employment is terminated for other than "cause," he is entitled to receive for the greater of the balance of the employment term or 12 months, continued payment of base salary and continued provision of benefits. In addition, the Company has entered into a retention agreement with Mr. Fonte providing that, in case of a change in control of Boston Whaler, Mr. Fonte will receive a retention payment of $120,000 if he remains employed with Boston Whaler or its successor on a date six months immediately following the change in control (or is terminated without cause prior to such date). Any payments under the retention agreement will be in addition to any payments that Mr. Fonte may receive upon termination of employment under his employment agreement. In connection with the proposed sale of the assets of Boston Whaler to Brunswick Corporation, which will constitute a change in control for purposes of the retention agreement, Brunswick Corporation has agreed to assume the Company's obligations under each of Mr. Fonte's employment agreement and retention agreement; however the Company will remain obligated to pay one-half of any amounts paid pursuant to the retention agreement.

         O'Brien had an employment agreement with Mr. Weber which provided for Mr. Weber to be employed, at a base salary of $175,000, subject to discretionary increases. Mr. Weber was also eligible to participate in the Company's Executive Bonus Plan and 1994 Stock Option Plan. Mr. Weber resigned from the Company in January 1996.

         Skeeter had an employment agreement with Mr. Kelley which provided for Mr. Kelley to be employed at a base salary of $165,000, subject to discretionary increases. Mr. Kelley was also eligible to participate in the Company's Executive Bonus Plan and 1994 Stock Option Plan. Mr. Kelley ceased employment with the Company in connection with the sale of Skeeter in January 1996. In addition, the Company entered into a retention agreement with Mr. Kelley providing that, in case of a change in control of Skeeter, Mr. Kelley will receive a retention payment of $100,000 if he remains employed with Skeeter or its successor on a date six months immediately following the change in control (or is terminated without cause prior to such date). In connection with the sale of Skeeter to Yamaha Motor Corporation, U.S.A. ("Yamaha") in January 1996, Yamaha agreed to assume the Company's obligations under each of Mr. Kelley's retention agreement and employment agreement.


COMMON STOCK PERFORMANCE

         The Company's Common Stock is traded on the Nasdaq National Market ("Nasdaq"). The graph set forth below presents a comparison of cumulative shareholder return through December 31, 1995, assuming reinvestment of dividends, for the Company's Common Stock since the date of the initial public offering, as compared to the Standard & Poor's Smallcap 600 index and the Company's marine competitors, Outboard Marine Corporation and Brunswick Corporation, assuming $100 was invested on October 12, 1994, the date of the initial public offering.

                COMPARISON OF 14 MONTH CUMULATIVE TOTAL RETURN*
           AMONG MERIDIAN SPORTS INCORPORATED, BRUNSWICK CORPORATION,
          OUTBOARD MARINE CORPORATION AND THE S & P SMALLCAP 600 INDEX


                                10/12/94        12/94           12/95
                                --------        -----           -----

MERIDIAN SPORTS INCORPORATED      $100           $86             $47

OUTBOARD MARINE                   $100           $83             $88

BRUNSWICK CORPORATION             $100           $87            $114

S & P SMALLCAP 600                $100           $98            $127


*       $100 INVESTED ON 10/12/94 IN STOCK OR
        ON 09/30/94 IN INDEX -
        INCLUDING REINVESTMENT OF DIVIDENDS.
        FISCAL YEAR ENDING DECEMBER 31.

RETIREMENT PLANS

DEFINED BENEFITS PLANS. The executive officers named in the Summary Compensation Table participate in the Meridian Sports Incorporated Retirement Plan for Salaried Employees (the "Meridian Pension Plan") and Benefit Restoration Plan (the "Benefit Restoration Plan" and, together with the Meridian Pension Plan, the "Meridian Pension Plans").

         The following table shows estimated annual benefits payable upon retirement under the Meridian Pension Plan (and, where applicable, the Benefit Restoration Plan):

                                                Years of Service(b)
                       ------------------------------------------------------------------
REMUNERATION(A)           10          15         20        25          30           35
                       -------     -------    -------   -------     --------     --------
$ 50,000.........      $ 8,555     $12,833    $17,110   $21,388     $ 26,666     $ 29,943
 100,000.........       15,555      23,333     31,110    38,888       46,666       54,443
 150,000.........       22,555      33,833     45,110    56,388       67,666       78,943
 200,000.........       29,555      44,333     59,110    73,888       88,666      103,443
 245,000.........       35,855      53,783     71,710    89,638      107,566      120,000
 250,000.........       35,855      53,783     71,710    89,638      107,566      120,000

(a) For 1995, the Benefit Restoration Plan covered annual compensation greater than $150,000 and less than $245,000.

(b) Years of service for plan benefits is limited to 35. Therefore, no additional service levels are illustrated. Benefits shown above reflect the straight life benefit form of payment for employees, assuming normal retirement at age 65 and reflecting reductions for Covered Compensation (as defined in the Meridian Pension Plan). The Meridian Pension Plan provides a benefit of 2% of the highest 60 consecutive months of base compensation less 0.6% of the employee's Covered Compensation, for each year of service to a maximum of 35 years of service. As of December 31, 1995, the executive officers named in the Summary Compensation Table had included compensation and credited service as follows: Mr. Napier, $245,000 and 4 years; Mr. Wilson, $245,000 and 11 years; Mr. Weber, $150,000 and 7 years; Mr. Kelley, $150,000 and 1 year.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

         Section 16(a) of the Exchange Act requires the Company's officers and Directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and Nasdaq. Officers, Directors and greater than ten percent owners are required to furnish the Company with copies of all Forms 3, 4 and 5 they file.

         Based solely on the Company's review of the copies of such forms it has received and written representations from certain reporting persons that they were not required to file Forms 5 for a specified fiscal year, the Company believes that all its officers, Directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during 1995.

              PROPOSAL 2 - RATIFICATION OF SELECTION OF AUDITORS

         The Audit Committee and the Board of Directors have selected, subject to ratification by the stockholders, Ernst & Young LLP to audit the accounts of the Company for the fiscal year ending December 31, 1996. The ratification of the selection of Ernst & Young LLP will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Under applicable Delaware law, in tabulating the votes, abstentions from voting on the ratification of the auditors (including broker non-votes) will be counted and will have the same effect as a vote against the proposal.

         Ernst & Young LLP has audited the consolidated financial statements of the Company for the past five years. Ernst & Young LLP representatives will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

         THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR 1996.


               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS

         The following table sets forth as of April 1, 1996, the total number of shares of Common Stock beneficially owned, and the percent so owned, by each Director of the Company, by each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, by the officers named in the summary compensation table and by all Directors and officers (including two former executive officers) as a group. The number of shares owned are those "beneficially owned," as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares of Common Stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security, or pursuant to the automatic termination of power of attorney or revocation of trust, discretionary account or similar arrangement.

                                          Amount and Nature
                                            of Beneficial         Percent of
                                            Ownership(a)            Class
                                            ------------          ----------
Ronald O. Perelman(b)                       5,200,000                 64.7%
35 East 62nd Street
New York, NY  10021

George Napier                                  22,913(c)                  *

Mark L. Wilson                                 18,700(d)                  *

F. Douglas Fonte                                5,250(e)                  *

James M. Weber(f)                               1,000                     *

Russell Kelley(g)                                   0                     *

J. Eric Hanson                                  5,000                     *

Jerry W. Levin                                  5,000                     *

John P. Murray, Jr.                            17,000                     *

Martin D. Payson                               12,000                     *

Bruce Slovin                                   10,000                     *

All Directors and executive officers
as a group (15 persons)(h)                  5,301,363                 66.0%

*      Less than 1%
(a)    Includes Common Stock and options exercisable within 60 days.
(b)    All of such shares of Common Stock are indirectly owned by Mr.
       Perelman through MacAndrews & Forbes. Of such shares owned by Mr. Perelman, 4,520,334 shares are pledged.
(c) Includes 14,813 shares of Common Stock subject to stock options granted pursuant to the Company's 1994 Stock Option Plan.
(d) Includes 9,500 shares of Common Stock subject to stock options granted pursuant to the Company's 1994 Stock Option Plan.
(e) Includes 4,250 shares of Common Stock subject to stock options granted pursuant to the Company's 1994 Stock Option Plan.

(f) As of January 1996, Mr. Weber ceased to be an executive officer of the Company.
(g) As of January 1996, in connection with the Skeeter Sale, Mr. Kelley ceased to be an executive officer of the Company.
(h) Includes two former executive officers of the Company, Messrs. Weber and Kelley.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         MacAndrews & Forbes owns indirectly 65% of the outstanding Common Stock. Due to its stock ownership, MacAndrews & Forbes is able to control the Company and elect the entire Board of Directors. MacAndrews & Forbes is wholly owned by Ronald O. Perelman.

         CROSS-INDEMNIFICATION AGREEMENT. The Company and certain affiliates of MacAndrews & Forbes are parties to a cross-indemnification agreement (the "Cross-Indemnification Agreement"), pursuant to which the Company indemnifies such affiliates against all liabilities related to Boston Whaler, except that such affiliates indemnify the Company against all liabilities related solely to a former Boston Whaler manufacturing facility, owned through January 19, 1996 by one of such affiliates. The liabilities that the Company indemnifies such affiliates against include asserted and potential product liability claims arising out of products manufactured or sold by Boston Whaler. The liabilities that such affiliates indemnify the Company against include asserted and potential environmental claims and liabilities related solely to a former Boston Whaler facility. No indemnification claims were made for the year ended December 31, 1995.

         SERVICES AGREEMENT. Pursuant to a services agreement (the "Services Agreement"), MacAndrews & Forbes and its subsidiary, New Coleman Holdings Inc., have provided services through Meridian Holdings through December 31, 1993 to the Company. These services included legal, accounting and tax services, insurance and employee benefit services. From January 1, 1994 through June 30, 1995, the Company received a significantly reduced level of services from MacAndrews & Forbes and New Coleman Holdings Inc. through Meridian Holdings under a new services agreement which provides for charges to the Company of approximately $0.2 million per annum based on the actual amount of services provided. Such agreement expired at June 30, 1995. Since July 1, 1995, the Company has continued to receive services from MacAndrews & Forbes and New Coleman Holdings Inc. through Meridian Holdings at the same cost under an informal arrangement. The Company believes that the terms of such arrangement are at least as favorable to the Company as those that it could negotiate with nonaffiliated parties. For the year ended December 31, 1995, fees to affiliates incurred by the Company for such services were approximately $0.2 million. In addition, the Company leases its corporate headquarters from MacAndrews & Forbes at approximately $0.2 million per annum.

         INTERNATIONAL SALES ARRANGEMENTS. In two markets, the Company sells products to subsidiaries of The Coleman Company, Inc., which act as distributors for the Company. These products are purchased at arms' length prices that reflect competitive export practices. In 1995 such amounts were not material.

         TAX INDEMNIFICATION AGREEMENT. Concurrent with the consummation of the initial public offering, the Company, MacAndrews & Forbes and certain of its affiliates entered into a tax indemnification agreement (the "Tax Indemnification Agreement"). Pursuant to the Tax Indemnification Agreement, all prior tax sharing agreements between any subsidiaries of the Company and Mafco or any affiliate of Mafco were terminated with respect to all periods ending after the date of the initial public offering. Such prior tax sharing agreements continue with respect to periods ending on or before the date of the initial public offering. In addition, pursuant to the Tax Indemnification Agreement, Mafco is obligated to indemnify the Company, on an after-tax basis, against (i) any liability to the Internal Revenue Service for any consolidated federal income taxes of the Company for any period (or portion thereof) beginning on or after April 28, 1989 and ending on or before the date of the initial public offering, (ii) any liability to a state or local taxing authority for any combined state and local income taxes of the Company for any period (or portion thereof) beginning on or after April 28, 1989 and ending on or before the date of the initial public offering, to the extent such taxes arise in any return in which the Company or any affiliate thereof files a combined return with Mafco or any Mafco affiliate, and (iii) any liability to the Internal Revenue Service or a state or local taxing authority, as the case may be, for any consolidated federal or combined state or local income taxes incurred by the Company as a result of the Company or any affiliate thereof being part of any consolidated or combined tax return with Mafco or any Mafco affiliate. No indemnification claims were made for the year ended December 31, 1995.

         REGISTRATION RIGHTS AGREEMENTS. In connection with the initial public offering, the Company and Meridian Holdings entered into a registration rights agreement (the "Registration Rights Agreement") pursuant to which Meridian Holdings and certain transferees of Common Stock held by Meridian Holdings (the "Holders") have the right to require the Company to register all or part of the Common Stock owned by such Holders under the Securities Act of 1933 (a "Demand Registration"); provided that the Company may postpone giving effect to a Demand Registration up to a period of 30 days if the Company believes such registration might have a material adverse effect on any plan or proposal by the Company with respect to any financing, acquisition, recapitalization, reorganization or other material transaction, or the Company is in possession of material non-public information that, if publicly disclosed, could result in a material disruption of a major corporate development or transaction then pending or in progress or in other material adverse consequences to the Company. In addition, the Holders will have the right to participate in registrations by the Company of its Common Stock (a "Piggyback Registration"). The Holders will pay all out-of-pocket expenses incurred in connection with a Piggyback Registration, except for underwriting discounts, commissions and expenses attributable to the shares of Common Stock sold by such Holders.

         SUBORDINATED CREDIT FACILITY. In January 1996, the Company entered into a Subordinated Credit Facility with an affiliate of Meridian Holdings (the "Subordinated Facility") to provide for additional liquidity. Initially, the Subordinated Facility provided for borrowings on a revolving basis of up to approximately $12.5 million. In connection with the Skeeter Sale on January 31, 1996, the commitment under the Subordinated Facility was reduced to approximately $6.1 million. The borrowings under the Subordinated Facility bear interest at the prime rate. At April 30, 1996, there was approximately $4.9 million outstanding under the Subordinated Facility.

         INDEBTEDNESS OF MANAGEMENT. In connection with Mr. Fonte's relocation, the Company made a $75,000 non-interest bearing loan to Mr. Fonte in 1994. Such loan was repaid in July 1995.

                            ADDITIONAL INFORMATION

         The Company will make available a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and any Quarterly Reports on Form 10-Q filed thereafter, without charge, upon written request to the Secretary, Meridian Sports Incorporated, 625 Madison Avenue, New York, New York 10022. Each such request must set forth a good faith representation that, as of the Record Date, May 7, 1996, the person making the request was a beneficial owner of Common Stock entitled to vote.

         In order to ensure timely delivery of such documents prior to the Annual Meeting, any request should be received by the Company promptly.


                             STOCKHOLDER PROPOSALS

         Under the rules and regulations of the SEC as currently in effect, any holder of at least $1,000 in market value of Common Stock who has held such securities for at least one year and who desires to have a proposal presented in the Company's proxy material for use in connection with the Annual Meeting of stockholders to be held in 1997 must transmit that proposal (along with his name, address, the number of shares of Common Stock that he holds of record or beneficially, the dates upon which the securities were acquired and documentary support for a claim of beneficial ownership) in writing as set forth below. Proposals of stockholders intended to be presented at the next annual meeting must be received by the Secretary, Meridian Sports Incorporated, 625 Madison Avenue, New York, New York 10022, not later than November 30, 1996.


                                OTHER BUSINESS

         The Company knows of no other matters which may come before the annual meeting. However, if any such matters properly come before the meeting, the individuals named in the proxies will vote on such matters in accordance with their best judgment.


May 9, 1996

                                          BY ORDER OF THE BOARD OF DIRECTORS

PROXY

MERIDIAN SPORTS INCORPORATED
COMMON STOCK
              Proxy Solicited on Behalf of the Board of Directors
                 for Annual Meeting to be held on June 7, 1996


The undersigned appoints Joram C. Salig, Barry F. Schwartz and Thomas E. Kohut, and each of them, attorneys and proxies, each with power of substitution, to vote all shares of Common Stock of Meridian Sports Incorporated ("Meridian") that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Meridian to be held on Friday, June 7, 1996 at 11:00 A.M, local time, at the Mellon Bank Building, 8 Loockerman Square, Dover, Delaware, on the proposals set forth on the reverse side hereof and on such other matters as may properly come before the meeting and any adjournments or postponements thereof.

The proxy holders will vote the shares represented by this proxy in the manner indicated on the reverse side hereof. Unless a contrary direction is indicated, the proxy holders will vote such shares "FOR" the proposals set forth on the reverse side hereof. If any further matters properly come before the Annual Meeting, it is the intention of theperson named above to vote such proxies in accordance with their best judgment.
                                                             SEE
                                                          REVERSESIDE




[X]

Please mark your
votes as in this
example

     The Board of Directors recommends a vote FOR the following proposals.


                                                                        FOR all                 WITHHOLD AUTHORITY
                                                                        Nominees                to vote for all
                                                                                                nominees

1.  To reelect Ronald O. Perelman, George Napier, J. Eric Hanson,           [ ]                    [ ]
Bruce Slovin, Jerry W. Levin, John P. Murray, Jr. and Martin D.
Payson as directors of Meridian to serve until Meridian's next
Annual Meeting and until their successors are duly elected and qualified.

WITHHOLD for the following only: (Write the name of the nominee(s) in the space below)

- - - -----------------------------------------------------------------

                                                                        FOR             AGAINST         ABSTAIN
2.  To ratify the appointment of Ernst & Young LLP as                   [ ]             [ ]             [ ]
independent certified public accountants of Meridian for the fiscal year ending December 31, 1996.

3. To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.


SIGNATURE _____________________________________________  DATE _____________
NOTE: Please sign exactly as name appears hereon. If a joint account, each joint owner must sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing.